Exhibit 99.1

News Release
Contact: Ken Dennard / Natalie Hairston Dennard Lascar Investor Relations (713) 529-6600 TCBX@dennardlascar.com

FOR IMMEDIATE RELEASE

Third Coast Bancshares, Inc. Reports

2025 Second Quarter Financial Results

Record EPS of $1.12 and Diluted EPS of $0.96 in Latest Quarterly Results

HOUSTON – July 23, 2025 – Third Coast Bancshares, Inc. (NASDAQ: TCBX) (the “Company,” “Third Coast,” “we,” “us,” or “our”), the bank holding company for Third Coast Bank (the “Bank”), today reported its 2025 second quarter financial results.

Year to Date Financial Highlights

•
Return on average assets of 1.38% annualized for the second quarter of 2025 compared to 1.17% annualized for the first quarter of 2025 and 0.97% annualized for the second quarter of 2024.
•
Net interest margin of 4.22% for the second quarter of 2025 compared to 3.80% for the first quarter of 2025 and 3.62% for the second quarter of 2024.
•
Net income for the second quarter of 2025 totaled $16.7 million, or $1.12 and $0.96 per basic and diluted share, respectively, compared to $13.6 million, or $0.90 and $0.78 per basic and diluted share, respectively, for the first quarter of 2025 and $10.8 million, or $0.70 and $0.63 per basic and diluted share, respectively, for the second quarter of 2024.
•
Efficiency ratio continues to improve from 61.23% for the first quarter of 2025 to 55.45% for the second quarter of 2025.
•
Gross loans grew to $4.08 billion as of June 30, 2025, from $3.99 billion reported as of March 31, 2025.
•
Book value per share and tangible book value per share(1) increased to $31.04 and $29.69, respectively, as of June 30, 2025, compared to $29.92 and $28.56, respectively, as of March 31, 2025 and $26.99 and $25.60, respectively, as of June 30, 2024.
•
Completed two securitizations of $100 million and $150 million of commercial real estate loans during the second quarter of 2025.

Bart Caraway, Founder, Chairman, President & CEO of Third Coast, said, “We’ve achieved another record‑breaking quarter, setting a new high for earnings per share in the second quarter. This marks a 15.4% increase in Net Interest Income from the sequential first quarter and a 27.1% increase from the second quarter of 2024.

“Since Third Coast’s IPO in November 2021, we have consistently delivered exceptional performance and sustained value creation. Total assets have grown by 98% from $2.49 billion in December 2021 to $4.94 billion

____________________________

(1) Non-GAAP financial measure. Please refer to the table titled “GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures” at the end of this news release for a reconciliation of these non-GAAP financial measures.

today. In parallel, we’ve improved our efficiency ratio by an impressive 25%, moving from 74.43% in 2021 to 55.45% this quarter—a clear indicator of operational discipline. Additionally, our return on assets has increased 150% in this short period of time, climbing from 0.55% in 2021 to 1.38% in the current quarter – another milestone that underscores the steep and steady trajectory of our profitability.

“With a team that continues to execute at a high level and a track record of outperforming our peers, we believe Third Coast is well positioned to remain in the top tier of bank performers. Backed by a strong Texas-based franchise and a scalable platform—demonstrated by our successful securitizations this quarter—Third Coast intends to thrive in a consolidating industry while continuing to attract long-term investors.”

Operating Results

Net Income and Earnings Per Share

Net income totaled $16.7 million for the second quarter of 2025, compared to $13.6 million for the first quarter of 2025 and $10.8 million for the second quarter of 2024. Net income available to common shareholders totaled $15.6 million for the second quarter of 2025, compared to $12.4 million for the first quarter of 2025 and $9.6 million for the second quarter of 2024. The quarter-over-quarter increase was primarily due to an increase in net interest income, resulting from an increase in loans, a portion of which were securitized, and the purchase of associated securities resulted in an increase in investment yields during the second quarter of 2025. Dividends on our Series A Convertible Non-Cumulative Preferred Stock (“Series A Preferred Stock”) totaled $1.2 million for each of the quarters ended June 30, 2025 and March 31, 2025.

Basic and diluted earnings per share were $1.12 per share and $0.96 per share, respectively, in the second quarter of 2025, compared to $0.90 per share and $0.78 per share, respectively, in the first quarter of 2025 and $0.70 per share and $0.63 per share, respectively, in the second quarter of 2024.

Net Interest Margin and Net Interest Income

The net interest margin for the second quarter of 2025 was 4.22%, compared to 3.80% for the first quarter of 2025 and 3.62% for the second quarter of 2024. The yield on loans for the second quarter of 2025 was 7.95%, compared to 7.45% for the first quarter of 2025 and 6.07% for the second quarter of 2024. The cost of interest-bearing deposits for the second quarter of 2025 was 4.00%, compared to 4.02% for the first quarter of 2025 and 4.76% for the second quarter of 2024.

Net interest income totaled $49.4 million for the second quarter of 2025, an increase of 15.4% from $42.8 million for the first quarter of 2025 and an increase of 27.1% from $38.9 million for the second quarter of 2024. Interest income totaled $88.7 million for the second quarter of 2025, an increase of 9.8% from $80.8 million for the first quarter of 2025 and an increase of 9.2% from $81.2 million for the second quarter of 2024. The quarter-over-quarter increase in interest income resulted from an increase in loans, a portion of which were securitized, and the purchase of associated securities resulted in an increase in investment yields during the second quarter of 2025. Interest expense was $39.3 million for the second quarter of 2025, an increase of $1.3 million, or 3.5%, from $38.0 million for the first quarter of 2025 and a decrease of $3.1 million, or 7.3%, from $42.4 million for the second quarter of 2024.

Noninterest Income and Noninterest Expense

Noninterest income totaled $2.7 million for the second quarter of 2025, compared to $3.1 million for the first quarter of 2025 and $2.9 million for the second quarter of 2024. The decrease in other noninterest income was primarily due to changes in the first quarter valuation estimates of other real estate owned during the second quarter of 2025.

Noninterest expense increased to $28.8 million for the second quarter of 2025, compared to $28.1 million for the first quarter of 2025 and $25.6 million for the second quarter of 2024. The quarter-over-quarter increase in noninterest expense was primarily due to increased legal and professional expenses related to the securitization of loans and increased other expenses due to higher letter of credit costs during the second quarter of 2025. At June 30, 2025, the number of employees was 388, compared to 383 at March 31, 2025.

The efficiency ratio was 55.45% for the second quarter of 2025, compared to 61.23% for the first quarter of 2025 and 61.39% for the second quarter of 2024.

Balance Sheet Highlights

Loan Portfolio and Composition

For the quarter ended June 30, 2025, gross loans increased to $4.08 billion, an increase of $91.7 million, or 2.3%, from $3.99 billion as of March 31, 2025, and an increase of $321.6 million, or 8.6%, from $3.76 billion as of June 30, 2024. Commercial and industrial loans accounted for the majority of the loan growth for the second quarter of 2025, offset by slight decreases in real estate loans from the first quarter of 2025.

Asset Quality

Nonperforming loans at June 30, 2025 were $20.1 million, compared to $18.6 million at March 31, 2025 and $24.4 million at June 30, 2024. As of June 30, 2025, the nonperforming loans to total loans ratio was 0.49%, compared to 0.47% as of March 31, 2025 and 0.65% as of June 30, 2024. The increase in nonperforming loans during the second quarter of 2025 was primarily due to several factors. Loans greater than 90 days past due and still accruing increased by $5.2 million, primarily due to one commercial loan with a net book value of $4.2 million. This increase was partially offset by a decline in nonaccrual loans of $3.7 million, which was primarily attributed to the payoff of a $2.0 million loan and approximately $800,000 in loans placed back on accrual.

The provision for credit loss recorded for the second quarter of 2025 was $2.1 million, and the allowance for credit losses of $40.0 million represented 0.98% of the $4.08 billion in gross loans outstanding as of June 30, 2025. The provision for credit loss recorded for the first quarter of 2025 was $450,000, and the allowance for credit losses of $40.5 million represented 1.01% of the $3.99 billion in gross loans outstanding as of March 31, 2025. The increase in the provision for credit loss recorded in the second quarter of 2025 compared to the first quarter of 2025 was primarily due to the charge-off of a factoring receivable facility.

The Company recorded net charge-offs of $2.4 million and $1.8 million for the three months ended June 30, 2025 and June 30, 2024, respectively.

Deposits and Composition

Deposits totaled $4.28 billion as of June 30, 2025, an increase of 0.8% from $4.25 billion as of March 31, 2025, and an increase of 11.0% from $3.86 billion as of June 30, 2024. Noninterest-bearing demand deposits decreased from $448.5 million as of March 31, 2025, to $441.0 million as of June 30, 2025 and represented 10.3% of total deposits as of June 30, 2025, compared to 10.6% of total deposits as of March 31, 2025. As of June 30, 2025, time deposits increased $130.7 million, or 20.1%, partially offset by a decrease in interest-bearing demand deposits of $89.1 million, or 2.9%, and a decrease in savings accounts of $1.7 million, or 6.7%, respectively, from March 31, 2025.

The average cost of deposits was 3.59% for the second quarter of 2025, representing a 1-basis point decrease from the first quarter of 2025 and a 63-basis point decrease from the second quarter of 2024. The decreases were due to the reduction in rates paid on interest-bearing demand deposits.

Earnings Conference Call

Third Coast has scheduled a conference call to discuss its 2025 second quarter results, which will be broadcast live over the Internet, on Thursday, July 24, 2025, at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate in the call, dial 201-389-0869 and ask for the Third Coast Bancshares, Inc. call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.thirdcoast.bank/events-and-presentations/events/. For those who cannot listen to the live call, a replay will be available through July 31, 2025, and may be accessed by dialing 201-612-7415 and using passcode 13752287#. Also, an archive of the webcast will be available shortly after the call at https://ir.thirdcoast.bank/events-and-presentations/events/ for 90 days.

About Third Coast Bancshares, Inc.

Third Coast Bancshares, Inc. is a commercially focused, Texas-based bank holding company operating primarily in the Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets through its wholly owned subsidiary, Third Coast Bank. Founded in 2008 in Humble, Texas, Third Coast Bank conducts banking operations through 19 branches encompassing the four largest metropolitan areas in Texas. Please visit https://www.thirdcoast.bank for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “looking ahead,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: interest rate risk and fluctuations in interest rates; market conditions and economic trends generally and in the banking industry; our ability to maintain important deposit relationships; our ability to grow or maintain our deposit base; our ability to implement our expansion strategy; our ability to pay dividends on our Series A Preferred Stock; credit risk associated with our business; economic conditions affecting the real estate market; prepayment risks associated with commercial real estate loans; liquidity risks in the securitization market; operational risks related to the administration of securitized assets; and changes in key management personnel. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”), and our other filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including Tangible Common Equity, Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets and Return on Average Tangible Common Equity, which are supplemental measures that are not required by, or are not presented in accordance with GAAP. Please refer to the table titled “GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures” at the end of this press release for a reconciliation of these non-GAAP financial measures.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	2025		2024
(Dollars in thousands)	June 30	March 31	December 31	September 30	June 30

ASSETS
Cash and cash equivalents:
Cash and due from banks	$113,141	$218,990	$371,157	$258,191	$241,809
Federal funds sold	5,815	110,379	50,045	12,265	12,088
Total cash and cash equivalents	118,956	329,369	421,202	270,456	253,897

Interest bearing time deposits in other banks	262	359	356	353	350
Investment securities available-for-sale	355,753	397,442	384,025	292,104	286,167
Investment securities held to maturity	206,065	-	-	-	-
Loans held for investment	4,079,736	3,988,039	3,966,425	3,889,831	3,758,159
Less: allowance for credit losses	(40,035)	(40,456)	(40,304)	(39,683)	(38,211)
Loans held for investment, net	4,039,701	3,947,583	3,926,121	3,850,148	3,719,948
Accrued interest receivable	27,736	26,752	25,820	26,111	27,518
Premises and equipment, net	24,908	25,669	26,230	26,696	27,626
Bank-owned life insurance	74,761	74,018	68,341	67,679	67,030
Non-marketable securities, at cost	18,761	15,994	15,980	24,328	16,147
Deferred tax asset, net	8,646	9,176	11,445	8,654	8,972
Derivative assets	3,059	3,052	6,479	5,786	7,799
Right-of-use assets - operating leases	18,769	19,370	19,863	20,397	20,944
Goodwill and other intangible assets	18,761	18,801	18,841	18,882	18,922
Other assets	27,633	29,404	17,743	16,176	18,799
Total assets	$4,943,771	$4,896,989	$4,942,446	$4,627,770	$4,474,119

LIABILITIES
Deposits:
Noninterest bearing	$440,964	$448,542	$602,082	$489,822	$464,498
Interest bearing	3,839,905	3,800,001	3,708,416	3,504,616	3,391,093
Total deposits	4,280,869	4,248,543	4,310,498	3,994,438	3,855,591

Accrued interest payable	6,691	7,044	6,281	7,283	5,668
Derivative liabilities	3,779	3,527	8,660	6,874	7,626
Lease liability - operating leases	19,835	20,425	20,900	21,412	21,919
Other liabilities	24,745	25,979	23,754	34,632	30,786
Line of credit - Senior Debt	30,875	30,875	30,875	31,875	36,875
Note payable - Subordinated Debentures, net	80,862	80,810	80,759	80,708	80,656
Total liabilities	4,447,656	4,417,203	4,481,727	4,177,222	4,039,121

SHAREHOLDERS' EQUITY
Series A Convertible Non-Cumulative Preferred Stock	69	69	69	69	69
Series B Convertible Perpetual Preferred Stock	-	-	-	-	-
Common stock	13,930	13,904	13,848	13,746	13,744
Common stock - non-voting	-	-	-	-	-
Additional paid-in capital	322,972	322,456	321,696	320,871	320,496
Retained earnings	149,677	134,115	121,697	109,160	97,583
Accumulated other comprehensive income	10,566	10,341	4,508	7,801	4,205
Treasury stock, at cost	(1,099)	(1,099)	(1,099)	(1,099)	(1,099)
Total shareholders' equity	496,115	479,786	460,719	450,548	434,998
Total liabilities and shareholders' equity	$4,943,771	$4,896,989	$4,942,446	$4,627,770	$4,474,119

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Six Months Ended
	2025		2024			2025	2024
(Dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30	June 30	June 30

INTEREST INCOME:
Loans, including fees	$79,706	$73,087	$76,017	$75,468	$73,103	$152,793	$143,774
Investment securities available-for-sale	5,505	5,693	4,939	4,532	4,491	11,198	7,584
Investment securities held-to-maturity	1,607	-	-	-	-	1,607	-
Federal funds sold and other	1,844	1,986	4,580	2,719	3,631	3,830	8,743
Total interest income	88,662	80,766	85,536	82,719	81,225	169,428	160,101

INTEREST EXPENSE:
Deposit accounts	37,535	36,226	40,233	40,407	40,410	73,761	79,108
FHLB advances and other borrowings	1,753	1,743	1,865	1,929	1,957	3,496	4,056
Total interest expense	39,288	37,969	42,098	42,336	42,367	77,257	83,164

Net interest income	49,374	42,797	43,438	40,383	38,858	92,171	76,937

Provision for credit losses	2,130	450	1,156	1,085	1,900	2,580	3,460

Net interest income after credit loss expense	47,244	42,347	42,282	39,298	36,958	89,591	73,477

NONINTEREST INCOME:
Service charges and fees	2,125	2,277	1,772	2,143	1,515	4,402	3,020
Earnings on bank-owned life insurance	743	677	662	649	587	1,420	1,169
(Loss) gain on sale of investment securities available-for-sale	(110)	(228)	196	(480)	123	(338)	280
Gain on sale of SBA loans	44	30	-	-	-	74	30
Other	(152)	351	243	205	663	199	732
Total noninterest income	2,650	3,107	2,873	2,517	2,888	5,757	5,231

NONINTEREST EXPENSE:
Salaries and employee benefits	18,179	18,341	17,018	15,679	15,917	36,520	32,419
Occupancy and equipment expense	2,783	2,834	2,856	2,817	2,763	5,617	5,420
Legal and professional	1,927	1,431	1,587	1,037	1,621	3,358	3,006
Data processing and network expense	1,162	1,120	1,182	1,608	1,046	2,282	2,464
Regulatory assessments	1,203	1,306	1,196	1,249	1,005	2,509	1,985
Advertising and marketing	503	409	526	420	406	912	761
Software purchases and maintenance	1,149	1,259	1,202	1,266	1,211	2,408	2,416
Loan operations and other real estate owned expense	439	269	189	227	262	708	488
Telephone and communications	115	175	144	166	141	290	275
Other	1,386	964	1,330	1,085	1,257	2,350	2,309
Total noninterest expense	28,846	28,108	27,230	25,554	25,629	56,954	51,543

NET INCOME BEFORE INCOME TAX EXPENSE	21,048	17,346	17,925	16,261	14,217	38,394	27,165

Income tax expense	4,301	3,757	4,192	3,486	3,421	8,058	6,002

NET INCOME	16,747	13,589	13,733	12,775	10,796	30,336	21,163

Preferred stock dividends declared	1,185	1,171	1,196	1,198	1,184	2,356	2,355

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$15,562	$12,418	$12,537	$11,577	$9,612	$27,980	$18,808

EARNINGS PER COMMON SHARE:
Basic earnings per share	$1.12	$0.90	$0.92	$0.85	$0.70	$2.03	$1.38
Diluted earnings per share	$0.96	$0.78	$0.79	$0.74	$0.63	$1.74	$1.25

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Six Months Ended
	2025		2024			2025	2024
(Dollars in thousands, except share and per share data)	June 30	March 31	December 31	September 30	June 30	June 30	June 30

Earnings per share, basic	$1.12	$0.90	$0.92	$0.85	$0.70	$2.03	$1.38
Earnings per share, diluted	$0.96	$0.78	$0.79	$0.74	$0.63	$1.74	$1.25
Dividends on common stock	$-	$-	$-	$-	$-	$-	$-
Dividends on Series A Convertible Non-Cumulative Preferred Stock	$17.06	$16.88	$17.25	$17.25	$17.06	$33.94	$33.94

Return on average assets (A)	1.38%	1.17%	1.13%	1.14%	0.97%	1.28%	0.96%
Return on average common equity (A)	14.70%	12.41%	12.66%	12.12%	10.53%	13.59%	10.48%
Return on average tangible common equity (A) (B)	15.38%	13.01%	13.29%	12.76%	11.10%	14.23%	11.06%
Net interest margin (A) (C)	4.22%	3.80%	3.71%	3.73%	3.62%	4.02%	3.61%
Efficiency ratio (D)	55.45%	61.23%	58.80%	59.57%	61.39%	58.16%	62.73%

Capital Ratios
Third Coast Bancshares, Inc. (consolidated):
Total common equity to total assets	8.70%	8.45%	7.98%	8.31%	8.24%	8.70%	8.24%
Tangible common equity to tangible assets (B)	8.35%	8.09%	7.63%	7.93%	7.85%	8.35%	7.85%
Estimated Common equity tier 1 (to risk weighted assets)	8.75%	8.70%	8.41%	8.38%	8.29%	8.75%	8.29%
Estimated Tier 1 capital (to risk weighted assets)	10.20%	10.19%	9.90%	9.93%	9.88%	10.20%	9.88%
Estimated Total capital (to risk weighted assets)	12.87%	12.97%	12.68%	12.80%	12.78%	12.87%	12.78%
Estimated Tier 1 capital (to average assets)	9.65%	9.58%	9.12%	9.53%	9.24%	9.65%	9.24%

Third Coast Bank:
Estimated Common equity tier 1 (to risk weighted assets)	12.56%	12.69%	12.35%	12.45%	12.52%	12.56%	12.52%
Estimated Tier 1 capital (to risk weighted assets)	12.56%	12.69%	12.35%	12.45%	12.52%	12.56%	12.52%
Estimated Total capital (to risk weighted assets)	13.46%	13.63%	13.29%	13.42%	13.49%	13.46%	13.49%
Estimated Tier 1 capital (to average assets)	11.89%	11.93%	11.37%	11.95%	11.71%	11.89%	11.71%

Other Data
Weighted average shares:
Basic	13,836,830	13,776,998	13,698,010	13,665,400	13,657,223	13,807,079	13,631,740
Diluted	17,391,128	17,440,826	17,394,884	17,184,991	17,018,680	17,416,142	16,977,342
Period end shares outstanding	13,851,581	13,825,286	13,769,780	13,667,591	13,665,505	13,851,581	13,665,505
Book value per share	$31.04	$29.92	$28.65	$28.13	$26.99	$31.04	$26.99
Tangible book value per share (B)	$29.69	$28.56	$27.29	$26.75	$25.60	$29.69	$25.60

___________

(A) Interim periods annualized.

(B) Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures at the end of this news release.

(C) Net interest margin represents net interest income divided by average interest-earning assets.

(D) Represents total noninterest expense divided by the sum of net interest income plus noninterest income. Taxes and provision for credit losses are not part of this calculation.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)

Assets
Interest-earnings assets:
Loans, gross	$4,020,771	$79,706	7.95%	$3,979,859	$73,087	7.45%	$3,740,544	$73,103	7.86%
Investment securities available-for-sale	382,439	5,505	5.77%	398,115	5,693	5.80%	297,653	4,491	6.07%
Investment securities held-to-maturity	117,407	1,607	5.49%	—	—	—	—	—	—
Federal funds sold and other interest-earning assets	169,943	1,844	4.35%	186,893	1,986	4.31%	277,144	3,631	5.27%
Total interest-earning assets	4,690,560	88,662	7.58%	4,564,867	80,766	7.18%	4,315,341	81,225	7.57%
Less: allowance for loan losses	(40,631)			(40,595)			(38,429)
Total interest-earning assets, net of allowance	4,649,929			4,524,272			4,276,912
Noninterest-earning assets	210,170			198,522			195,193
Total assets	$4,860,099			$4,722,794			$4,472,105

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$3,766,801	$37,535	4.00%	$3,652,006	$36,226	4.02%	$3,411,592	$40,410	4.76%
Note payable and line of credit	111,712	1,719	6.17%	111,661	1,713	6.22%	121,275	1,957	6.49%
FHLB advances	2,916	34	4.68%	2,551	30	4.77%	—	—	—
Total interest-bearing liabilities	3,881,429	39,288	4.06%	3,766,218	37,969	4.09%	3,532,867	42,367	4.82%
Noninterest-bearing deposits	431,144			423,780			442,672
Other liabilities	56,785			60,755			63,056
Total liabilities	4,369,358			4,250,753			4,038,595
Shareholders’ equity	490,741			472,041			433,510
Total liabilities and shareholders’ equity	$4,860,099			$4,722,794			$4,472,105
Net interest income		$49,374			$42,797			$38,858
Net interest spread (1)			3.52%			3.09%			2.75%
Net interest margin (2)			4.22%			3.80%			3.62%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

(4) Annualized.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Six Months Ended
	June 30, 2025			June 30, 2024
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)

Assets
Interest-earnings assets:
Loans, gross	$4,000,428	$152,793	7.70%	$3,702,960	$143,774	7.81%
Investment securities available-for-sale	390,233	11,198	5.79%	249,965	7,584	6.10%
Investment securities held-to-maturity	59,028	1,607	5.49%	—	—	—
Federal funds sold and other interest-earning assets	178,372	3,830	4.33%	330,536	8,743	5.32%
Total interest-earning assets	4,628,061	169,428	7.38%	4,283,461	160,101	7.52%
Less: allowance for loan losses	(40,613)			(37,853)
Total interest-earning assets, net of allowance	4,587,448			4,245,608
Noninterest-earning assets	204,378			194,133
Total assets	$4,791,826			$4,439,741

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$3,709,721	$73,761	4.01%	$3,379,219	$79,108	4.71%
Note payable and line of credit	111,687	3,432	6.20%	121,080	4,056	6.74%
FHLB advances and other	2,735	64	4.72%	—	—	—
Total interest-bearing liabilities	3,824,143	77,257	4.07%	3,500,299	83,164	4.78%
Noninterest-bearing deposits	427,482			449,863
Other liabilities	58,758			62,501
Total liabilities	4,310,383			4,012,663
Shareholders’ equity	481,443			427,078
Total liabilities and shareholders’ equity	$4,791,826			$4,439,741
Net interest income		$92,171			$76,937
Net interest spread (1)			3.31%			2.74%
Net interest margin (2)			4.02%			3.61%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

(4) Annualized.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	2025		2024
(Dollars in thousands)	June 30	March 31	December 31	September 30	June 30

Period-end Loan Portfolio:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$423,959	$420,902	$448,134	$470,222	$499,941
Non-farm non-residential non-owner occupied	666,840	633,227	652,119	611,617	612,268
Residential	323,898	335,285	336,736	339,558	349,461
Construction, development & other	784,364	846,166	871,373	825,302	756,646
Farmland	28,013	30,783	30,915	35,650	31,049
Commercial & industrial	1,724,583	1,605,243	1,497,408	1,499,302	1,361,401
Consumer	1,206	1,443	1,859	2,002	2,216
Municipal and other	126,873	114,990	127,881	106,178	145,177
Total loans	$4,079,736	$3,988,039	$3,966,425	$3,889,831	$3,758,159

Asset Quality:
Nonaccrual loans	$13,358	$17,066	$26,773	$23,522	$23,910
Loans > 90 days and still accruing	6,755	1,503	1,173	522	507
Total nonperforming loans	20,113	18,569	27,946	24,044	24,417
Other real estate owned	8,580	8,752	862	283	-
Total nonperforming assets	$28,693	$27,321	$28,808	$24,327	$24,417

QTD Net charge-offs (recoveries)	$2,376	$398	$879	$(57)	$1,829

Nonaccrual loans:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$2,191	$3,100	$10,433	$9,696	$10,051
Non-farm non-residential non-owner occupied	111	-	-	68	74
Residential	637	2,616	2,226	2,664	2,767
Construction, development & other	344	358	400	1	301
Commercial & industrial	10,075	10,992	13,714	11,093	10,717
Total nonaccrual loans	$13,358	$17,066	$26,773	$23,522	$23,910

Asset Quality Ratios:
Nonperforming assets to total assets	0.58%	0.56%	0.58%	0.53%	0.55%
Nonperforming loans to total loans	0.49%	0.47%	0.70%	0.62%	0.65%
Allowance for credit losses to total loans	0.98%	1.01%	1.02%	1.02%	1.02%
QTD Net charge-offs (recoveries) to average loans (annualized)	0.24%	0.04%	0.09%	(0.01%)	0.20%

Third Coast Bancshares, Inc. and Subsidiary

GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures

(unaudited)

Our accounting and reporting policies conform to GAAP (generally accepted accounting principles) and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this earnings release as being non-GAAP financial measures. Specifically, we review Tangible Common Equity, Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Return on Average Tangible Common Equity for internal planning and forecasting purposes. We classify a financial measure as a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios, or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this earnings release may differ from that of other companies reporting measures with similar names. It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

Management believes the following non-GAAP financial measures assist investors in understanding the financial condition of the company:

•
Tangible Common Equity. The most directly comparable GAAP financial measure for tangible common equity is total shareholders’ equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity.
•
Tangible Book Value Per Share. The most directly comparable GAAP financial measure for tangible book value per share is book value per share. We believe that the tangible book value per share measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.
•
Tangible Common Equity to Tangible Assets. The most directly comparable GAAP financial measure for tangible common equity is total shareholders’ equity, the most directly comparable GAAP financial measure for tangible assets is total assets, and the most directly comparable GAAP financial measure for tangible common equity to tangible assets is total shareholders’ equity to total assets. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity to tangible assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.
•
Return on Average Tangible Common Equity. The most directly comparable GAAP financial measure for average tangible common equity is average shareholders' equity, and the most directly comparable GAAP financial measure for return on average tangible common equity is return on average common equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of return on average tangible common equity, exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing average shareholders’ equity while not increasing our tangible common equity.

The calculations of these non-GAAP financial measures are as follows:

	Three Months Ended					Six Months Ended
	2025		2024			2025	2024
(Dollars in thousands, except share and per share data)	June 30	March 31	December 31	September 30	June 30	June 30	June 30

Tangible Common Equity:
Total shareholders' equity	$496,115	$479,786	$460,719	$450,548	$434,998	$496,115	$434,998
Less: Preferred stock including additional paid in capital	66,160	66,160	66,160	66,117	66,225	66,160	66,225
Total common equity	429,955	413,626	394,559	384,431	368,773	429,955	368,773
Less: Goodwill and core deposit intangibles, net	18,761	18,801	18,841	18,882	18,922	18,761	18,922
Tangible common equity	$411,194	$394,825	$375,718	$365,549	$349,851	$411,194	$349,851

Common shares outstanding at end of period	13,851,581	13,825,286	13,769,780	13,667,591	13,665,505	13,851,581	13,665,505

Book Value Per Share	$31.04	$29.92	$28.65	$28.13	$26.99	$31.04	$26.99
Tangible Book Value Per Share	$29.69	$28.56	$27.29	$26.75	$25.60	$29.69	$25.60

Tangible Assets:
Total assets	$4,943,771	$4,896,989	$4,942,446	$4,627,770	$4,474,119	$4,943,771	$4,474,119
Adjustments: Goodwill and core deposit intangibles, net	18,761	18,801	18,841	18,882	18,922	18,761	18,922
Tangible assets	$4,925,010	$4,878,188	$4,923,605	$4,608,888	$4,455,197	$4,925,010	$4,455,197

Total Common Equity to Total Assets	8.70%	8.45%	7.98%	8.31%	8.24%	8.70%	8.24%
Tangible Common Equity to Tangible Assets	8.35%	8.09%	7.63%	7.93%	7.85%	8.35%	7.85%

Average Tangible Common Equity:
Average shareholders' equity	$490,741	$472,041	$460,169	$446,124	$433,510	$481,443	$427,078
Less: Average preferred stock including additional paid in capital	66,160	66,160	66,121	66,223	66,225	66,160	66,225
Average common equity	424,581	405,881	394,048	379,901	367,285	415,283	360,853
Less: Average goodwill and core deposit intangibles, net	18,784	18,826	18,865	18,906	18,946	18,805	18,967
Average tangible common equity	$405,797	$387,055	$375,183	$360,995	$348,339	$396,478	$341,886

Net Income	$16,747	$13,589	$13,733	$12,775	$10,796	$30,336	$21,163
Less: Dividends declared on preferred stock	1,185	1,171	1,196	1,198	1,184	2,356	2,355
Net Income Available to Common Shareholders	$15,562	$12,418	$12,537	$11,577	$9,612	$27,980	$18,808

Return on Average Common Equity(A)	14.70%	12.41%	12.66%	12.12%	10.53%	13.59%	10.48%
Return on Average Tangible Common Equity(A)	15.38%	13.01%	13.29%	12.76%	11.10%	14.23%	11.06%

___________

(A) Interim periods annualized.